EXHIBIT 99.1

Concurrent Reports Fiscal Year 2014 Fourth Quarter and Fiscal Year Financial Results

ATLANTA — August 27, 2014 — Concurrent (NASDAQ: CCUR), a global leader in video, media data intelligence and real-time Linux® solutions, today announced financial results for the fourth quarter and fiscal year ended June 30, 2014.

Revenue for the fourth quarter of fiscal 2014 grew by 19.7% year over year to $17.9 million, compared with $14.9 million for the same period in fiscal 2013, and was down 2.3% compared with $18.3 million in the preceding quarter.

Gross margin for the fourth quarter of fiscal 2014 was 60.0%, compared with 56.8% for the same period in fiscal 2013, and 56.1% in the preceding quarter, primarily reflecting the mix of products and customers.  Operating expenses were $8.6 million, compared with $6.0 million for the same period in fiscal 2013, and $9.0 million in the preceding quarter.  Operating expenses in the prior year period were reduced by $2.4 million as a result of a one-time benefit on the sale of non-strategic intellectual property.

The company reported net income of $15.6 million, or $1.71 per diluted share, in the fourth quarter of fiscal 2014, compared with net income of $2.3 million, or $0.26 per diluted share, in the same period in fiscal 2013, and net income of $1.1 million, or $0.12 per diluted share, in the preceding quarter. Fourth quarter fiscal 2014 results included a $13.7 million non-cash gain associated with the reversal of a portion of the company's U.S. tax valuation allowance.

"We are pleased to report continued progress in the fourth quarter and a solid finish to fiscal 2014," said Dan Mondor, Concurrent's president and CEO. "Our revenue in the fourth quarter was up nearly 20% versus the same period last year and full year revenue grew more than 12% over the prior year.  Not including proceeds related to the sale of intellectual property in fiscal 2013, we nearly doubled our operating income year-over-year, grew our operating cash flow over 37%, and returned $4.4M to our shareholders in the form of cash dividends.  We also expanded our video and real-time customer base, added to our product portfolio, and were awarded five new video patents during the course of the year.  In summary, we made solid progress in fiscal 2014 in both improved financial performance and continued market traction and we are optimistic as we move forward in fiscal 2015."

For fiscal 2014, revenue totaled approximately $71.2 million, compared with $63.4 million for fiscal 2013.  Consolidated gross margin for the year was 56.8%, compared with 58.1% for fiscal 2013.  Total operating expenses were $35.1 million for fiscal 2014, compared with total operating expenses of $31.8 million for fiscal 2013.  Prior year operating expenses included a $2.4 million one-time benefit on the sale of non-strategic intellectual property.  For fiscal 2014, the company posted $18.5 million of net income, equal to $2.04 per diluted share, compared with net income of $4.2 million, equal to $0.48 per diluted share, in fiscal 2013. Fiscal 2014 results included a $13.9 million non-cash gain associated with the reversal of $13.7 million of the company's U.S. tax valuation allowance in the fourth quarter, and the reversal of $0.2 million of the company's U.K. tax valuation allowance earlier in the year.

The company paid quarterly dividends of $0.12 per share in each of the four quarters of the fiscal year.  At June 30, 2014, Concurrent had cash and cash equivalents of $28.1 million.  The company has no debt.

Recent Company Highlights

Video Solutions:

•	Concurrent launched a new transparent caching solution that boosts the performance of over-the-top (OTT) video services like Netflix®, Apple TV®, and YouTube®, while reducing network costs and increasing revenue opportunities for broadband operators.

•	The company was awarded a U.S. video patent for a method of creating visually appealing consumer user interfaces for TV, PC, web and mobile video services.

•	Concurrent released a new version of its multi-screen origin server software featuring support for Ultra HD video content and the High Efficiency Video Coding ("HEVC") video compression standard (H.265).

•	The company introduced an expert-level training and certification program designed to equip video engineers with the knowledge and skills required to launch next generation IP video services.

Real-Time:

•	Concurrent added a variety of premium automotive brands to its customer list, including a Formula 1 design and racing team.

•	The company enhanced its SIMulation WorkbenchTM software for the automotive market to support new simulation models and interfaces.

•	The company won new opportunities in the green energy market, including a project with Clemson University to test wind turbines using a hardware-in-the-loop test rig powered by Concurrent's SIMulation Workbench software.

Reversal of Tax Valuation Allowance

Due to our recent trend of positive operating results in the U.S. we realized a $13.7 million tax benefit related to the release of a portion of our valuation allowance, which represents the amount of our U.S. deferred tax asset that we expect to realize in future years. This release is based upon our estimate of U.S. future taxable earnings.  In the recent past, our U.S. tax provision expense has been limited to the alternative minimum tax amount for federal tax purposes, which approximates 2% of earnings before income taxes, and state taxes in various jurisdictions.  As a result of our non-cash valuation allowance release during our fiscal year ended June 30, 2014, we expect our U.S. tax provision expense in future periods to be at a higher effective tax rate, which will reduce our net income (or loss) and earnings (or loss) per share by a greater amount than it has in the past.  However, we expect higher effective tax rates and tax provisions will result in non-cash U.S. income tax expense, as we will be able to utilize net operating losses to offset future cash taxes in the U.S. into the foreseeable future.

Conference Call Information

Concurrent will broadcast a conference call today, Wednesday, August 27th, at 4:30 p.m. ET to review its fourth quarter and fiscal year 2014 financial results.  The call will be broadcast at www.ccur.com, on the "Investors" page, under the 'About' tab. The call can be accessed by dialing 1-877-260-8898 (U.S.) 612-332-0932 (international) and entering pass code 140827.  A replay will also be available at www.ccur.com.

To view Financial Results visit our Investors page here.

About Concurrent
Concurrent (NASDAQ: CCUR) is a global leader in video, media data intelligence and real-time Linux solutions.  Concurrent provides customers with transformative solutions to fuel their business beyond what was thought possible. Concurrent's unified video delivery and media data intelligence solutions support every screen simultaneously, making it easier for cable MSOs, fixed-line telecommunications providers, mobile operators, online media companies and satellite TV broadcasters to deliver revenue generating video services to consumers on any device, over any network. The world's leading multichannel video service providers have selected Concurrent to deliver the solutions and services required to support their next-generation multi-screen video initiatives. Concurrent's Emmy® award-winning video solutions are based upon a rich heritage of high-performance real-time technology.  Concurrent's real-time Linux solutions are used to support applications in the defense, aerospace, automotive and financial industries. Concurrent has offices in North America, Europe and Asia. Visit www.ccur.com for further information and follow us on Twitter: www.twitter.com/Concurrent_CCUR.

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Certain statements made or incorporated by reference in this release may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, including, but not limited to, management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: the potential consolidation of the markets that we serve, United States government sequestration; European austerity measures; delays or cancellations of customer orders; non-renewal of maintenance and support service agreements with customers; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; margins of video solutions business to capture new business; fluctuations and timing of large video solutions orders; doing business in the People's Republic of China; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products;  the impact of reductions in force on our operations; rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of video solutions products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new video solutions; the success of our relationships with technology and channel partners; capital spending patterns by a limited customer base; the current challenging macro-economic environment; continuing unevenness of the global economic recovery; privacy concerns over data collection; our ability to utilize net operating losses to offset cash taxes in the event of an ownership change as defined by the Internal Revenue Service; earthquakes, tsunamis, floods and other natural disasters in areas in which our customers and suppliers operate; and the availability of debt or equity financing to support our liquidity needs.

Other important risk factors are discussed in Concurrent's Form 10-K filed September 17, 2013 with the Securities and Exchange Commission ("SEC"), and in subsequent filings of periodic reports with the SEC. The risk factors discussed in the Form 10-K and subsequently filed periodic reports under the heading "Risk Factors" are specifically incorporated by reference in this press release. Forward-looking statements are based on current expectations and speak only as of the date of such statements. Concurrent undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.
Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All Concurrent product names are trademarks or registered trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Product	$13,242	$8,637	$47,893	$38,414
Service	4,616	6,287	23,278	25,030
Total revenues	17,858	14,924	71,171	63,444
Cost of sales:
Product	4,701	3,935	20,402	16,374
Service	2,450	2,507	10,356	10,233
Total cost of sales	7,151	6,442	30,758	26,607
Gross margin	10,707	8,482	40,413	36,837
Operating expenses:
Sales and marketing	3,760	3,550	14,350	14,358
Research and development	3,021	2,926	13,019	11,599
General and administrative	1,819	1,874	7,744	8,226
Gain on sale of intellectual property, net	-	(2,381)	-	(2,381)
Total operating expenses	8,600	5,969	35,113	31,802
Operating income	2,107	2,513	5,300	5,035
Other expense, net	(75)	(11)	(203)	(418)
Income before income taxes	2,032	2,502	5,097	4,617
Income tax (benefit) provision	(13,568)	189	(13,408)	369
Net income	$15,600	$2,313	$18,505	$4,248

Basic net income per share	$1.74	$0.26	$2.08	$0.49
Diluted net income per share	$1.71	$0.26	$2.04	$0.48
Basic weighted average shares outstanding	8,954	8,764	8,911	8,736
Diluted weighted average shares outstanding	9,107	8,966	9,086	8,910
Cash dividends declared per common share	$0.12	$0.12	$0.48	$0.86

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended
	June 30,	March 31,
	2014	2014
Revenues:
Product	$13,242	$12,197
Service	4,616	6,081
Total revenues	17,858	18,278
Cost of sales:
Product	4,701	5,495
Service	2,450	2,535
Total cost of sales	7,151	8,030
Gross margin	10,707	10,248
Operating expenses:
Sales and marketing	3,760	3,595
Research and development	3,021	3,409
General and administrative	1,819	1,984
Total operating expenses	8,600	8,988
Operating income	2,107	1,260
Other expense, net	(75)	(38)
Income before income taxes	2,032	1,222
Income tax (benefit) provision	(13,568)	140
Net income	$15,600	$1,082

Basic net income per share	$1.74	$0.12
Diluted net income per share	$1.71	$0.12
Basic weighted average shares outstanding	8,954	8,944
Diluted weighted average shares outstanding	9,107	9,090
Cash dividends declared per common share	$0.12	$0.12

Concurrent Computer Corporation
Condensed Consolidated Statements of Comprehensive Income (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013

Net income	$15,600	$1,082	$2,313	$18,505	$4,248

Other comprehensive income (loss):
Foreign currency translation adjustment	136	31	(83)	22	(325)
Pension and post-retirement benefits, net of tax	(488)	5	(180)	(473)	(174)
Other comprehensive income (loss)	(352)	36	(263)	(451)	(499)
Comprehensive income	$15,248	$1,118	$2,050	$18,054	$3,749

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	June 30	March 31,	June 30,
	2014	2014	2013
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$28,074	$22,452	$27,927
Trade accounts receivable, net	11,355	18,165	10,701
Inventories	3,272	3,609	2,844
Deferred income taxes - current, net	1,458	599	618
Prepaid expenses and other current assets	804	827	1,706
Total current assets	44,963	45,652	43,796

Property, plant and equipment, net	3,081	2,992	3,102
Intangible assets, net	476	512	834
Deferred income taxes, net	13,231	304	137
Other long-term assets	635	617	600
Total assets	$62,386	$50,077	$48,469

LIABILITIES
Accounts payable and accrued expenses	$7,591	$9,274	$7,671
Deferred revenue	7,441	8,590	8,383
Total current liabilities	15,032	17,864	16,054

Long-term deferred revenue	1,400	1,160	1,924
Other long-term liabilities	5,500	4,987	4,706
Total liabilities	21,932	24,011	22,684

STOCKHOLDERS' EQUITY
Common stock	90	90	88
Additional paid-in capital	209,711	209,464	208,677
Accumulated deficit	(169,001)	(183,494)	(183,085)
Treasury stock, at cost	(255)	(255)	(255)
Accumulated other comprehensive income	(91)	261	360
Total stockholders' equity	40,454	26,066	25,785
Total liabilities and stockholders' equity	$62,386	$50,077	$48,469